EXHIBIT 19

INSIDER TRADING POLICY
(Effective 8/08/2023)

CONTENTS

I.Introduction
II.Applicability
III.Policy
IV.Definitions and Explanations
V.Guidelines
VI.Additional Restrictions and Requirements for Directors, Officers, and Other Specified Insiders
VII.Penalties and Discipline for Non-Compliance
VIII.Post-Termination Transactions
IX.Implementation

I. INTRODUCTION

With this policy, we aim to promote compliance with securities laws by Applied Industrial Technologies, Inc. and its subsidiaries (together, “Applied”), and our directors, officers, and other associates.

II. APPLICABILITY

The policy applies to directors, officers, and other associates, whether located in or outside the United States. This policy also applies to temporary associates, contractors, representatives, consultants, advisors, and agents of Applied. Please direct questions regarding this policy to Applied’s general counsel.

III. POLICY

If a director, officer, other associate, temporary associate, contractor, representative, consultant, advisor, or agent of Applied knows or has access to material nonpublic information (defined below) relating to Applied, it’s our policy that neither that person nor any Related Person (defined below), such as a family member, may buy or sell Applied stock or other securities or otherwise take advantage of, or pass on to others, that information.

This policy also applies to material nonpublic information relating to any other company with publicly traded securities, including customers or suppliers, obtained in the course of employment by or association with Applied.

To avoid even the appearance of impropriety, additional restrictions on trading Applied securities apply to directors, officers, and other specified insiders. See Section VI.

Our policy reflects an important principle: that persons trading in securities should have equal access to information so that there’s a level playing field.

IV. DEFINITIONS AND EXPLANATIONS

A.     What’s “Material” Information?

A fact is considered material if there’s a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the fact is likely to have a significant effect on the security’s market price. Material information can be positive or negative and can relate to any aspect of a business and to any security, whether debt or equity.

Some examples of information that may be material include:

•Unpublished financial results or projections of future results
•Pending or proposed company transaction
•Developments that may lead to a change in control
•Changes in business objectives
•Significant sale or purchase of assets
•Changes in dividend policies
•Changes in executive management
•Gain or loss of, or significant change in relationship with, a substantial vendor or customer
•New securities offering
•Significant write-down in assets or increases in reserves
•Impending bankruptcy or financial liquidity problems
•Significant disruption in the company’s operations or loss, potential loss, breach, or unauthorized access of its properties or assets, including its facilities or information technology infrastructure (e.g., a significant cybersecurity incident, such as a data breach)
•Significant exposure due to actual or threatened litigation or an investigation by a governmental or regulatory authority
•Anything else that might have a significant effect on financial statements or on the public’s perception of a company

Other items of information may also be material, depending on the circumstances. If you are unsure whether information is material, consult with Applied’s general counsel.

B.     What’s “Nonpublic” Information?

Information is nonpublic if it’s not available to the general public. For information to be considered public, it must be widely disseminated in a manner making it generally available to investors by a filing with the U.S. Securities and Exchange Commission (“SEC”), or through such media as Dow Jones, Reuters, The Wall Street Journal, or the Associated Press, or through a pre-announced public conference call or webcast.

Even after a public announcement of information, a reasonable period of time should elapse to allow the market to react. Generally, one should allow approximately two full trading days after publication as a reasonable waiting period before considering information to be public. So, if a public announcement of material information is made on a Monday after trading begins, an employee may trade in Applied stock starting on Thursday, because two full trading days would have elapsed (all of Tuesday and Wednesday). If the announcement is made on Friday after trading begins, employees should not trade in Applied stock until Wednesday of the following week.

If you are unsure whether information is nonpublic, consult with Applied’s general counsel.

C.     Who’s a “Related Person”?

A Related Person includes your spouse, minor children, and anyone else living in your home; partnerships of which you’re a general partner; trusts of which you’re a trustee; and estates of which you’re an executor. Although a parent or sibling might not be considered a Related Person (unless living in the same household with you), either could be a “tippee” for securities laws purposes. See Section V.D. below for more on “tipping.”

    You are responsible for compliance with this policy by your Related Persons – your family and other individuals in your household.

V. GUIDELINES

A.     Disclosure of Material Nonpublic Information

You must not disclose material nonpublic information to anyone, except persons within Applied or agents of Applied (such as investment bankers, independent auditors, or outside lawyers) whose positions require them to know the information, until it has been publicly released by Applied. You should tell individuals to whom you disclose the information that it is subject to this policy.

B.     Prohibited Trading in Applied Securities

No person may buy or sell or recommend that another person buy or sell Applied stock (including transfers of funds in plan accounts) when he or she has knowledge of material nonpublic information about Applied.

The prohibition applies whether or not the trade would have been made absent the knowledge of material nonpublic information.

The prohibition does not apply, however, to the following types of transactions:
•Transactions made pursuant to a prearranged written stock trading plan entered into (under Securities and Exchange Commission Rule 10b5-1(c) and in compliance with Applied’s procedures) during a trading window (see Section VI.B., below) when the person does not possess material nonpublic information.

•Purchases made as a result of pre-existing regularly scheduled contributions (e.g., through payroll deduction) or reinvested dividends in Applied’s Retirement Savings Plan (“RSP”) or Dividend Reinvestment Plan (“DRIP”). However, all Applied stock held in those plans is subject to this policy and may not be sold by an associate who possesses material nonpublic information.

•Transactions in mutual funds, index funds, exchange-traded funds, or similar highly diversified publicly offered or traded investment vehicles that hold Applied stock are not subject to this policy.

C.     20/20 Hindsight

Before engaging in any trade, you should carefully consider how the SEC, the media, or our shareholders would view it in hindsight. Would your trade stand up to scrutiny if all the facts were reported in The Wall Street Journal? Again, if you have questions, consult Applied’s general counsel.

D.     “Tipping” Information to Others

Even if you don’t buy or sell stock on your own, you can still be held liable for communicating (“tipping”) nonpublic information to someone else (a “tippee”). Tipping can occur through overt action or more casually, such as through informal conversations at parties or meetings.

Tippees who trade on information tipped to them can be liable for insider trading. Individuals who trade on misappropriated information also can be liable for insider trading.

Just as insiders are liable for the trading of their tippees, so are tippees who pass the information along to others who trade.

E.     Avoid Speculation

Investing in Applied stock provides an opportunity for us to share in Applied’s long-term growth. Investing isn’t the same as speculation based on short-term fluctuations in the market. The company strongly discourages you from engaging in short-term or speculative transactions because they may put your personal interests in conflict with the best interests of Applied and its shareholders.

F.     Trading in Other Companies’ Securities

You must not buy or sell or recommend that another person buy or sell securities of another company (such as a supplier, customer, or acquisition target) if you learn of material nonpublic information about that company in the course of your employment or association with Applied. As with Applied stock, this prohibition does not apply to transactions in mutual funds, index funds, exchange-traded funds, or similar highly diversified publicly offered or traded investment vehicles that hold the other company’s securities.

VI. ADDITIONAL RESTRICTIONS AND REQUIREMENTS FOR
DIRECTORS, OFFICERS, AND OTHER SPECIFIED INSIDERS

A.Applicability of Additional Restrictions

To assist in preventing inadvertent violations and avoiding even the appearance of an improper transaction, Applied has established trading window and pre-clearance procedures, and certain other restrictions, in addition to the restrictions elsewhere in this policy. These procedures apply to the following individuals who have, or are likely to have, regular access to material nonpublic information:

•Members of the Board of Directors
•Executive officers
•Appointed officers
•Lawyers and certain other associates in the Legal Department
•Those associates in the Finance Area as may, from time to time, be designated by Applied’s chief financial officer and general counsel
•Associates in Business Development roles
•Executive and administrative assistants to the executive officers
•Other associates as may, from time to time, be designated by the general counsel
•Any of the foregoing individuals’ Related Persons

B.Trading Window

The individuals identified above may only buy or sell Applied securities during the period beginning on the 3rd trading day after the release of Applied’s earnings and ending on the last trading day of the second month of the quarter. Purchases of Applied stock made through pre-existing regularly scheduled contributions (e.g., through payroll deduction) or reinvested dividends in the RSP or the DRIP are not subject to the trading window restriction. Nor are transactions made pursuant to a prearranged written stock trading plan entered into (under SEC Rule 10b5-1(c) and in compliance with Applied’s procedures) during a trading window when the person does not possess material nonpublic information.

    You may be notified that you should not trade in Applied securities, even during what would otherwise be a trading window. This notice may be issued without a reason for the restriction. The existence of this special blackout period may not be announced broadly, and should not be communicated to any other person.

    Even if you have not been notified of a special blackout period, you must not trade in Applied securities while aware of material nonpublic information.
C.Pre-Clearance

Except as set forth below, the individuals identified above must obtain clearance from the general counsel, or his/her designee, before making any trade in Applied securities, even during a trading window, including any stock option or SARs exercise, or transfer between the Applied stock fund and other investments in the RSP, or entering into a prearranged written stock trading plan under SEC Rule 10b5-1(c), or making a gift.

Purchases of Applied stock made through regularly scheduled contributions (e.g., through payroll deduction) or reinvested dividends in the RSP or DRIP are not subject to pre-clearance. However, one-time purchases or sales of Applied stock in those plans are subject to pre-clearance.

Each proposed transaction will be evaluated for concerns under this policy or otherwise under the law. Any advice provided by the company will relate solely to restraints imposed by this policy and the law and will not constitute advice regarding the investment aspects of the transaction. If clearance is denied, the person requesting clearance must keep confidential the fact of such denial.

Even with pre-clearance, you’re still personally responsible for ensuring that your trade doesn’t involve, and isn’t made while you possess, material nonpublic information.

D.Additional Prohibitions

•Short sales. Short sales of Applied’s stock suggest that the seller expects the stock price will decline, and therefore signal to the market that the seller has no confidence in Applied’s short-term prospects. In addition, short sales by a director or employee could reduce the seller’s incentive to improve Applied’s performance.

For these reasons, you may not engage in short sales of Applied’s stock. (In addition, the Securities Exchange Act of 1934 prohibits officers and directors from engaging in short sales.)

•Derivative securities. A transaction in market-traded options is a bet on the short-term movement of a stock and creates the appearance that the director or employee is using inside information. Transactions in options could also unduly focus the individual’s attention on Applied’s short-term performance.

Accordingly, you may not engage in transactions in puts, calls, warrants, or other derivative securities based on Applied stock on an exchange or in any other market.
•Hedging. Hedging or monetization transactions – Transactions that involve hedging Applied stock, including prepaid variable forward contracts and collars – allow a shareholder to lock in part or all of the value of his holdings. These transactions allow the holder to continue to own the covered stock, but without the full risks and rewards of ownership. When that occurs, the holder might no longer have the same objectives as other shareholders. Therefore, you may not engage in any such transactions with respect to Applied stock.

Subject to any applicable stock ownership requirements established by Applied, transactions that involve the sale or exchange of Applied stock in exchange for another equity, such as exchange fund transactions, shall be reviewed and determined on a case-by-case basis by the Board of Directors of Applied, or a committee designated by the Board of Directors of Applied, to determine whether the intent of such transactions are to hedge Applied stock or to act as a portfolio diversification investment.

•Margin accounts and pledges. Stock held in a margin account can be sold by a broker without the customer’s consent if the customer fails to meet a margin call. Similarly, stock which is otherwise pledged as collateral for a loan may be sold in foreclosure if the borrower defaults.

A margin sale or foreclosure could occur at a time when the individual is aware of material nonpublic information.

For this reason, you may not purchase Applied stock on margin, or borrow against any account in which Applied stock is held, or pledge Applied stock as collateral for a loan.

VII. PENALTIES AND DISCIPLINE FOR NON-COMPLIANCE

Trading on, or tipping others about, material nonpublic information is illegal. It can result in high civil penalties as well as criminal fines and even jail terms. Penalties can apply to the individual violator, his or her Related Persons, and Applied.

We consider compliance to be very important. Beyond penalties assessed through the justice system, anyone acting contrary to the letter or spirit of this policy will be subject to discipline, up to and including termination. Applied may also seek restitution for losses it may suffer as a result of violations.

VIII. POST-TERMINATION TRANSACTIONS

    This policy and its prohibitions continue to apply to transactions in Applied securities after an individual is no longer employed by or associated or affiliated with Applied. Accordingly, individuals in possession of material nonpublic information at the time of termination of their employment or association or affiliation are prohibited from trading in Applied securities until the information is publicly disclosed or ceases to be material.

IX. IMPLEMENTATION

All Applied directors, officers, and other associates shall be advised of this policy and are responsible for its implementation, including with respect to advising temporary associates, contractors, representatives, consultants, advisors, and agents of Applied. Any individual having knowledge of an activity that might violate this policy or the law shall immediately report the matter (on a confidential basis, if desired) to a lawyer in the Legal Department, the Director of Internal Audit, or the Ethics Reporting Hotline (844-600-0074) for investigation.

Applied’s officers are authorized and directed to take action as they deem necessary and proper to implement this policy. Applied also reserves the right to amend this policy at any time.